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                                                                    EXHIBIT 4.50

                    AGREEMENT AS TO EXPENSES AND LIABILITIES

                AGREEMENT dated as of June 6, 2001, between Fresenius Medical Care AG, a corporation organized under the laws of Germany (the "Company"), and Fresenius Medical Care Capital Trust IV, a Delaware business trust (the "Trust").

                WHEREAS, the Trust intends to issue its Common Securities (the "Common Securities") to the Company and receive 7 7/8% Senior Subordinated Notes ("Notes"; such term, for the purposes of this Agreement shall include, where applicable the Exchange Securities as such term is defined in the Indenture) from FMC Trust Finance S.a.r.l. Luxembourg-III (the "Issuer") and to issue and sell 7 7/8% Preferred Securities (the "Preferred Securities"; such term, for the purposes of this Agreement, shall include, when applicable, the Exchange Preferred Securities) with such powers, preferences and special rights and restrictions as are set forth in the Amended and Restated Declaration of Trust dated as of June 6, 2001 as the same may be amended from time to time (the "Declaration");

                WHEREAS, the Company will directly or indirectly own all of the Common Securities of the Trust and all of the Capital Stock (as defined in the Indenture) of the Issuer, which will issue the Notes;

                WHEREAS, capitalized terms used but not defined herein have the meanings set forth in the Declaration.

                Now, THEREFORE, in consideration of the purchase by each Holder of the Preferred Securities, which purchase the Company hereby agrees shall benefit the Company and which purchase the Company acknowledges will be made in reliance upon the execution and delivery of this Agreement, the Company and Trust hereby agree as follows:

                                    ARTICLE I

                SECTION 1. Guarantee by the Company.

                Subject to the terms and conditions hereof, the Company hereby irrevocably and unconditionally guarantees, on a senior subordinated basis (to the extent and in the manner set forth in the Indenture with respect to the Notes), to each person or entity to whom the Trust is now or hereafter becomes indebted or liable (the "Beneficiaries") the full payment, when and as due, of any and all Obligations (as hereinafter defined) to such Beneficiaries. As used herein, "Obligations" means any costs, expenses or liabilities of the Trust (including, without limitation, any and all taxes, costs and expenses, such as underwriting discounts and commissions, payable with respect to the issuance of the Preferred Securities), other than obligations of the Trust to pay to holders of any Preferred Securities or other similar interests in the Trust the amounts due such holders pursuant to the terms of the Preferred Securities or such other similar interests, as the case may be, and United States withholding taxes. This Agreement is intended to be for the benefit of, and to be enforceable by, all such Beneficiaries, whether or not such Beneficiaries have received notice hereof.


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                SECTION 1.2. Term of Agreement.

                This Agreement shall terminate and be of no further force and effect upon the later of (a) the date on which full payment has been made of all amounts payable to all Holders of all the Preferred Securities (whether upon redemption, liquidation, exchange or otherwise) and (b) the date on which there are no Beneficiaries remaining; provided, however, that this Agreement shall continue to be effective or shall be reinstated, as the case may be, if at any time any Holder of the Preferred Securities or any Beneficiary must restore payment of any sums paid under the Preferred Securities, under any Obligation, under the Guarantee Agreement dated the date hereof by the Company and State Street Bank and Trust Company as guarantee trustee or under this Agreement for any reason whatsoever. This Agreement is continuing, irrevocable, unconditional and absolute.

                SECTION 1.3. Waiver of Notice.

                The Company hereby waives notice of acceptance of this Agreement and of any Obligation to which it applies or may apply, and the Company hereby waives presentment, demand for payment, protest, notice of nonpayment, notice of dishonor, notice of redemption and all other notices and demands.

                SECTION 1.4. No Impairment.

                The obligations, covenants, agreements and duties of the Company under this Agreement shall in no way be affected or impaired by reason of the happening from time to time of any of the following:

                (a) the extension of time for the payment by the Trust of all or any portion of the Obligations or for the performance of any other obligation under, arising out of, or in connection with, the Obligations;

                (b) any failure, omission, delay or lack of diligence on the part of the Beneficiaries to enforce, assert or exercise any right, privilege, power or remedy conferred on the Beneficiaries with respect to the Obligations or any action on the part of the Trust granting indulgence or extension of any kind; or

                (c) the voluntary or involuntary liquidation, dissolution, sale of any collateral, receivership, insolvency, bankruptcy, assignment for the benefit of creditors, reorganization, arrangement, composition or readjustment of debt of, or other similar proceedings affecting, the Trust or any of the assets of the Trust.

                There shall be no obligation of the Beneficiaries to give notice to, or obtain the consent of, the Company with respect to the happening of any of the foregoing.

                SECTION 1.5. Enforcement.

                A Beneficiary may enforce this Agreement directly against the Company and the


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Company waives any right or remedy to require that any action be brought against the Trust or any other person or entity before proceeding against the Company.
                SECTION 1.6. Subrogation.

                The Company shall be subrogated to all (if any) rights of the Trust in respect of any amounts paid to the Beneficiaries by the Company under this Agreement; provided, however, that the Company shall not (except to the extent required by mandatory provisions of law) be entitled to enforce or exercise any rights which it may acquire by way of subrogation or any indemnity, reimbursement or other agreement, in all cases as a result of payment under this Agreement, if, at the time of any such payment, any amounts are due and unpaid under this Agreement.

                                   ARTICLE II

                SECTION 2.1. Assignment. Except in connection with a consolidation, merger or sale involving the Company that is permitted under
Article VIII of the Indenture, this Agreement may not be assigned by either party hereto without the consent of the other, and any purported assignment without such consent shall be void.

                SECTION 2.2. Binding Effect.

                All guarantees and agreements contained in this Agreement shall bind the successors, assigns, receivers, trustees and representatives of the Company and shall inure to the benefit of the Beneficiaries.

                SECTION 2.3. Amendment.

                So long as there remains any Beneficiary or any Preferred Securities are outstanding, this Agreement shall not be modified or amended in any manner adverse to such Beneficiary or to the Holders of the Preferred Securities without the consent of a Majority in Liquidation Amount of the holders of Preferred Securities.

                SECTION 2.4. Notices.

                Any notice, request or other communication required or permitted to be given hereunder shall be given in writing by delivering the same against receipt therefor by facsimile transmission (confirmed by mail), telex or by registered or certified mail, addressed as follows (and if so given, shall be deemed given when mailed or upon receipt of an answer-back, if sent by telex):


                        Fresenius Medical Care Capital Trust IV
                        c/o State Street Bank and Trust Company
                        225 Asylum Street
                        Hartford, Connecticut 06103
                        Facsimile No.: 860-244-1889
                        Attention: Corporate Trust Administration


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                        Fresenius Medical Care AG
                        Else-Kroner Str. 1, 61346 Bad Homburg v.d.H., Germany Facsimile No.: 011-49-6172-609-2103
                        Attention: Chief Financial Officer

                SECTION 2.5. Governing Law.

                THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK WITHOUT GIVING EFFECT TO PRINCIPLES OF CONFLICT OF LAWS.

                SECTION 2.6. Submission to Jurisdiction.

                The Company hereby appoints Fresenius Medical Care Holdings, Inc. ("FMCH") c/o CT Corporation System acting through its office at 1633 Broadway, New York, New York 10019 as its authorized agent (the "Authorized Agent") upon which process may be served in any legal action or proceeding against it with respect to its obligations under this Agreement instituted in any federal or state court in the Borough of Manhattan, The City of New York, by the Trust or a Beneficiary and agrees that service of process upon such authorized agent, together with written notice of said service to the Company by the person serving the same, addressed as provided in Section 2.4, shall be deemed in every respect effective service of process upon the Company in any such legal action or proceeding, and the Company hereby irrevocably submits to the non-exclusive jurisdiction of any such court in respect of any such legal action or proceeding. Such appointment shall be irrevocable until this Agreement has been terminated in accordance with Section 1.3 hereof. Notwithstanding the foregoing, the Company reserves the right to appoint another Person located or with an office in the Borough of Manhattan, The City of New York, selected in its discretion, as a successor Authorized Agent, and upon acceptance of such appointment by such a successor the appointment of the prior Authorized Agent shall terminate. If for any reason FMCH or CT Corporation System ceases to be able to act as the Authorized Agent or to have an address in the Borough of Manhattan, The City of New York, the Company will appoint a successor Authorized Agent in accordance with the preceding sentence. The Company further agrees to take any and all action, including the filing of any and all documents and instruments as may be necessary to continue such designation and appointment of such agent in full force and effect until this Agreement has been terminated in accordance with Section 1.3 hereof. Service of process upon the Authorized Agent addressed to it at the address set forth above, as such address may be changed within the Borough of Manhattan, The City of New York by notice given by the Authorized Agent to the Trustees, together with written notice of such service mailed or delivered to the Company shall be deemed, in every respect, effective service of process on the Company.


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                THIS AGREEMENT is executed as of the day and year first above written.

                                FRESENIUS MEDICAL CARE AG


                                By:/s/  Ben Lipps
                                   ---------------------------------------------
                                   Name:  Ben Lipps
                                   Title: Chief Executive Officer


                                By:/s/  Rainer Runte
                                   ---------------------------------------------
                                   Name:  Rainer Runte
                                   Title: General Counsel and Senior
                                          Vice President


                                FRESENIUS MEDICAL CARE CAPITAL TRUST IV


                                By:/s/  Josef Dinger
                                   ---------------------------------------------
                                   Name:   Josef Dinger
                                   Company Trustee